Exhibit 99.2

Intermolecular Appoints Chris Kramer President and CEO

Bruce McWilliams becomes Executive Chairman

SAN JOSE, Calif., August 4, 2016 — Intermolecular, Inc. (NASDAQ: IMI), the trusted partner for advanced materials innovation, today announced that Chris Kramer has been appointed as President and Chief Executive Officer reporting to Bruce McWilliams, who will assume the role of Executive Chairman.

“I am thrilled to welcome Chris Kramer to the leadership team of Intermolecular. This represents a new chapter for us as Chris brings the market savvy, insights and skills to help drive our future growth. Chris’ wealth of knowledge and experience in semiconductor materials makes him the right complement to me and the rest of our management team as we recognize there are increasing opportunities to capitalize on our innovative technologies in helping customers address critical materials challenges and opportunities,” said Bruce McWilliams. “I am also excited to take on my new role as full-time Executive Chairman, in which I will focus on strategic initiatives to diversify our business into new markets and grow our licensed products activity.”

“We are very pleased to add Chris Kramer, an experienced and successful executive, to our team at IMI,” said George Scalise, Lead Independent Director for IMI. “I worked with Chris while on the board at ATMI and was delighted with the business, sales and marketing skills he brought to our management team.”

Kramer has more than 25 years of experience as a senior technology executive in the semiconductor and materials industry in the U.S., Asia and Europe. He joined ATMI in 2010 as Senior Vice President of Materials Solutions, where he was responsible for the company’s ion implant business operations and its gas and liquid storage and delivery systems. In 2013, Kramer was promoted to manage ATMI’s microelectronics materials business as its General Manager. Subsequently, he joined Entegris in 2014 as part of the ATMI acquisition. He served the company as Senior Vice President and General Manager of Electronic Materials, and as the Chief Commercial Officer. In this role, he was responsible for business development aimed at upgrading the company’s sales and marketing capabilities, yielding substantially improved customer relationships.

“I am honored and excited to join Intermolecular at this important moment of opportunity for this company. Having worked with IMI as a customer, I am very enthusiastic about helping the company take advantage of the market need for advanced materials innovation,” said Chris Kramer. “I am excited to bring these capabilities to more customers that will benefit from IMI’s innovative solutions to materials requirements and look forward to contributing to our growth and future success.”

Prior to joining ATMI, Kramer was Vice President, Global Strategic Account Management, for Tokyo Electron America (TEL), where he was responsible for developing and maximizing strategic business and technology relationships with IBM and their alliance partners.

Kramer received a B.S. degree from the U.S. Naval Academy and served in the U.S. Navy as a Surface Warfare Officer for seven years after receiving his degree and commission.

About Intermolecular, Inc.

Intermolecular® is the trusted partner for advanced materials innovation. Advanced materials are at the core of innovation in the 21st century for a wide range of industries including semiconductors, consumer electronics, automotive and aerospace. With its substantial materials expertise; accelerated learning and experimentation platform; and information and analytics infrastructure, Intermolecular has a ten-year track record helping leading companies accelerate and de-risk materials innovation.

“Intermolecular” and the Intermolecular logo are registered trademarks; all rights reserved. Learn more at www.intermolecular.com or follow on Twitter at @IMIMaterials.

CONTACT:

Rick Neely

Intermolecular, Inc.

Sr. Vice President and Chief Financial Officer

rick.neely@intermolecular.com

+1.408.582.5430